EXHIBIT 10.10

RESOLUTIONS

Director Compensation

RESOLVED, that on June 1 of each year, effective June 1, 2009, directors who are not officers or employees of the Corporation or any of its subsidiaries (each a “Non-Employee Director”) who are serving as directors on that date shall be entitled to receive for their service as directors until the next annual meeting of shareholders (i) a $70,000 annual retainer (the “Annual Retainer”) and (ii) a number of  restricted stock units (“RSUs”) equal to $150,000 divided by the Fair Market Value, as defined in the 2006 Equity Compensation Plan for Non- Employee Directors, of the Corporation’s common stock as of June 1, with any resulting fractional amount rounded up to the next whole RSU.

FURTHER RESOLVED, each Non-Employee Director who serves as a chair of a committee of the Corporation’s Board of Directors shall receive an additional $15,000 fee for each such chair (“Chair Fee”) to be paid on June 1 of each year to each Non-Employee Director serving as a committee chair on such date.

FURTHER RESOLVED, that any Non-Employee Director initially elected or appointed to the Board or initially appointed as a committee chair effective on any date other than June 1 shall be entitled to receive (i) on the date he or she joins the Board or becomes such chair, as the case may be, an amount equal to his or her Annual Retainer or Chair Fee, as the case may be (assuming such Non-Employee Director had been serving on the Board or serving as such chair on the preceding June 1) plus (ii) on the date he or she joins the Board, an award of RSUs equal in value to the sum of $150,000 divided by the Fair Market Value of the Corporation’s common stock as of the date the Non-Employee Director joins the Board, in each case multiplied by a fraction, the numerator of which is the number of full calendar months such Non-Employee Director will serve on the Board or as such chair until the following May 31 and the denominator of which is 12.

FURTHER RESOLVED, that effective June 1, 2009, the annual compensation for Non-Employee Directors will no longer include annual stock option awards to purchase shares of the Corporation’s common stock under the 2006 Equity Compensation Plan for Non-Employee Directors.